EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184760 on Form S-8 and Registration Statement No. 333-192105 on Form S-3 of our report dated March 6, 2015 (August 20, 2015 as to the effects of the 2015 Holdings Acquisition as described in Notes 1 and 3), relating to the consolidated financial statements of Southcross Energy Partners, L.P. and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the Partnership obtaining support from the owners of Southcross Holdings GP LLC in order to maintain the compliance with the financial covenants of the Partnership, (2) the acquisition of the TexStar Rich Gas System on August 4, 2014 and (3) the Partnership’s acquisition of the Valley Wells System and Compression Assets on May 7, 2015, which was accounted for as a combination of an entity under common control) appearing in this Current Report on Form 8-K dated August 20, 2015, of Southcross Energy Partners, L.P.

/s/ Deloitte & Touche LLP

Dallas, Texas
August 20, 2015